Exhibit 23.4

July 15, 2008

Trina Solar Limited

No. 2 Tianhe Road, Electronics Park

New District, Changzhou

Jiangsu 213031, People’s Republic of China

Dear Sirs:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” in the prospectus included in the registration statement on Form F-3, originally filed by Trina Solar Limited on July 15, 2008, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Fangda Partners

Fangda Partners